Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BRENMILLER ENERGY LTD

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	(1)	Other	4,055,403	$0.89	$3,609,308.67	0.0001381	$498.45

Total Offering Amounts:							$3,609,308.67		498.45
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$498.45

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, no par value per share, or Ordinary Shares, registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($1.01) and low ($0.7670) sales prices of the registrant’s Ordinary Shares as reported on the Nasdaq Capital Market on March 12, 2026.

The Registrant will not receive any proceeds from the sale of its Ordinary Shares by the selling shareholder.

All 4,055,403 Ordinary Shares are to be offered for resale by the selling shareholder named in the prospectus contained in this Registration Statement on Form F-3.